Exhibit 99.1

News Release

Worldwide Press Office: 312-997-8640

UAL CORPORATION REPORTS COMPLIANCE WITH

CREDIT AGREEMENT COVENANTS

CHICAGO, April 23, 2008 — On its earnings conference call on April 22, 2008, UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, reported that, as of March 31, 2008, it was in compliance with the covenants in its Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 with JPMorgan Chase Bank, N.A., Citicorp USA, Inc., J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC (the “Amended Credit Facility”).

The Amended Credit Facility requires compliance with certain financial covenants, including maintenance of $750 million in unrestricted cash and a specified minimum fixed charge coverage ratio.  The Amended Credit Facility currently requires a minimum EBITDAR to fixed charge coverage ratio of 1.0 increasing to a minimum of 1.1 and 1.2 in December 2008 and 2009, respectively.

As of March 31, 2008, the company’s unrestricted cash balance of $2.9 billion and EBITDAR to fixed charge coverage ratio of 1.5 were significantly in excess of the above covenant requirements.

In addition, the company has approximately $3.0 billion of unencumbered hard assets which it believes it could use to raise financing and enhance liquidity.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

The transcript of the conference call referred to in the press release was furnished on a Form 8-K on April 23, 2008.  We refer you to this transcript for more information.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 965 destinations in 162 countries worldwide.  United’s 55,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between Jan. 1, 2008 and Dec. 31, 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or its competitors; U.S. or foreign governmental legislation, regulation and other actions, including the effect of open skies agreements; the company’s ability to utilize its net operating losses; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized.  The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.